EXHIBIT (10)M(ii)

AMENDMENT NO. 1 AND INSTRUMENT OF BENEFIT FREEZE
TO THE ECOLAB MIRROR PENSION PLAN
(As Amended and Restated effective January 1, 2003)
WITH RESPECT TO
THE AMERICAN JOBS CREATION ACT OF 2004

WHEREAS, Ecolab Inc. (the “Company”) amended and restated the Ecolab Mirror Pension Plan (the “Plan”) effective January 1, 2003; and

WHEREAS, the Plan is classified as a “nonqualified deferred compensation plan” under the Code; and

WHEREAS, the American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”) added a new Section 409A to the Code, which significantly changed the Federal tax law applicable to “amounts deferred” under the Plan after December 31, 2004; and

WHEREAS, pursuant to the AJCA, the Secretary of the Treasury and the Internal Revenue Service will issue proposed, temporary or final regulations and/or other guidance with respect to the provisions of new Section 409A of the Code (collectively, the “AJCA Guidance”); and

WHEREAS, the AJCA Guidance has not yet been issued; and

WHEREAS, to the fullest extent permitted by Section 409A of the Code and the AJCA Guidance, the Company wants to protect the “grandfathered” status of the Mirror Pension Benefits that are accrued prior to January 1, 2005; and

WHEREAS, due to the uncertainty regarding the effect of the AJCA on Mirror Pension Benefits under the Plan, the Company has decided to temporarily freeze all Mirror Pension Benefits as of December 31, 2004;

NOW, THEREFORE, pursuant to Section 1.3 of the Plan and Section 5.1 of the Administrative Document, the Company hereby adopts this Amendment No. 1 to the Plan, which amendment is intended to (1) allow amounts deferred prior to January 1, 2005 to qualify for “grandfathered” status and continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A of the Code (as specified in the Plan as in effect prior January 1, 2005); and (2) temporarily freeze the accrual of Mirror Pension Benefits hereunder as of December 31, 2004.

Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined and the provisions hereof shall be effective as of the close of business on December 31, 2004.

Section 1

Article I of the Plan is hereby amended by the addition of the following new Section 1.4 at the end thereof, to read as follows:

“Section 1.4           American Jobs Creation Act (AJCA).

(a)           To the extent applicable, it is intended that the Plan (including all Amendments thereto) comply with the provisions of Section 409A of the Code, as enacted by the AJCA, so as to prevent the inclusion in gross income of any amount of Mirror Pension Benefit accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executives.  The Plan shall be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “AJCA Guidance”).  Any Plan provisions that would cause the Plan to fail to satisfy Section 409A of the Code (including, without limitation, those added or amended by this Amendment No. 1) shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the AJCA Guidance).

(b)           The Administrator shall not take any action hereunder that would violate any provision of Section 409A of the Code.  The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection with the AJCA Guidance to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder).

(c)           The effective date of Amendment No. 1 to this Plan is December 31, 2004.  This Amendment No. 1 temporarily freezes the Mirror Pension Benefits under the Plan effective as of December 31, 2004, with the intent being that the Company will rescind the freeze upon issuance of the AJCA Guidance.  In furtherance thereof, but without limiting the foregoing, any Mirror Pension Benefit that is deemed to have been deferred prior to January 1, 2005 and that qualifies for “grandfathered status” under Section 409A of the Code shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to January 1, 2005.”

Section 2

Article III of the Plan is hereby amended by the addition of the following new Section 3.1(4) thereto, immediately following Section 3.1(3), to read as follows:

“(4)         Benefit Freeze.  Notwithstanding any provision of the Plan to the contrary, all Mirror Pension Benefits under the Plan shall be frozen as of December 31, 2004.  In furtherance thereof, but without limiting the foregoing, a Participant shall not receive credit under this Plan for any service or compensation that is earned after December 31, 2004 (even if such service and compensation is taken into account for purposes of calculating the Actual Pension Plan Benefit or the amount credited to the Executive’s Retirement Account in the Pension Plan).  The Company intends that Mirror Pension Benefits that are accrued (and, only if required under the AJCA Guidance, vested) on or before December 31, 2004 will qualify for “grandfathered” status under the AJCA and will continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A of the Code.”

Section 3

Section 6.1 of the Plan is hereby amended by adding the following clause to the end thereof, to read as follows:

“; provided, however, that this limitation shall not apply the extent deemed necessary by the Company to comply with the requirements of Code Section 409A.”

Section 4

Section 6.3(2)(b)(iii) of the Plan is hereby amended by adding the following clause to the end thereof, to read as follows:

“; to the extent permitted by Section 409A.”

IN WITNESS WHEREOF, Ecolab Inc. has executed this Amendment No. 1 and has caused its corporate seal to be affixed this 16th day of December, 2004.

ECOLAB INC.

	By:	/s/ Steven L. Fritze
Steven L. Fritze
Executive Vice President and
Chief Financial Officer

(Seal)

Attest:

/s/ Lawrence T. Bell
Lawrence T. Bell
Senior Vice President,
General Counsel and Secretary